EXHIBIT 99.1

CONTACT:	Joseph P. Bellino
Vice President and Chief Financial Officer
(310) 513-7211

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED ANNOUNCES

ACQUISITION OF DYNABIL INDUSTRIES, INC.

LOS ANGELES, California (December 23, 2008) - Ducommun Incorporated (NYSE: DCO) today announced that it has acquired DynaBil Industries, Inc. (DynaBil), a privately held company based in Coxsackie, NY. DynaBil is a leading provider of titanium and aluminum structural components and assemblies for commercial and military aerospace applications. DynaBil’s sales in calendar year 2008 are expected to be approximately $43 million.

The purchase price for DynaBil was approximately $46.5 million in cash and notes, and remains subject to adjustment based on a closing balance sheet. DynaBil will become a part of Ducommun AeroStructures, Inc. (DAS), an existing Ducommun subsidiary. The close similarities between DAS and DynaBil, especially in the areas of manufacturing, engineering, supply chain management and sales and marketing, benefit both businesses by broadening their combined capabilities as a leading supplier of aerostructures to the aerospace industry.

Joseph C. Berenato, chairman and chief executive officer of Ducommun stated, “The acquisition of DynaBil is a great strategic fit for us as it adds to our titanium and aluminum assembly capabilities as well as enhancing our manufacturing processes in both metals. DynaBil expands our customer base and our content on key programs including the Sikorsky Blackhawk helicopter and Boeing 787 aircraft. We intend to pursue larger, value-added assembly contracts as a result of our increased assembly capabilities and customer base.”

Ducommun AeroStructures manufactures large, complex structural components and assemblies in aluminum, specialty alloys such as titanium, metal bond and composites for a wide variety of military and commercial aerospace applications.

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 27, 2008 for a more detailed discussion of these and other risk factors and contingencies.